Exhibit 3.81

ARTICLES OF INCORPORATION

OF

Rep Sales, Inc.

I, the undersigned, of full age, for the purpose of forming a corporation under and pursuant to the provisions of Chapter 302A of the Minnesota statutes and laws amendatory thereof and supplementary thereto, do hereby form a body corporate and adopt the following Articles of Incorporation:

ARTICLE I

The name of this corporation shall be Rep Sales, Inc.

ARTICLE II

The address of the registered office of this corporation in Minnesota shall be 530 North Third Street, Minneapolis, MN 55401.

ARTICLE III

3.1 The total authorized number of shares of this corporation shall be fifty thousand (50,000) shares.

3.2 Unless otherwise established by the Board of Directors, all shares of this corporation shall be common shares entitled to vote and shall be of one class and one series having equal rights and preferences in all matters.

3.3 The Board of Directors shall have the power to issue more than one class or series of shares and to fix the relative rights and preferences of any such different classes or series.

3.4 No shareholder shall have any preemptive rights to subscribe for, purchase or acquire any shares of any class of capital stock of this corporation, whether issued or treasury shares or whether now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for such shares, and to the extent permitted by law all such shares, obligations or other securities convertible into or exchangeable for such shares may be issued and disposed of by the Board of Directors on such terms and for such consideration as the Board of Directors, in its sole discretion, may determine.

3.5 Unless unanimously agreed, in writing, among all shareholders within a Stockholder Group, as that term may be defined in a Stockholder’s Agreement, in writing, no shareholder shall have the right to cumulate his or her votes in any election of directors of this corporation.

ARTICLE IV

4.1 The business and affairs of this corporation shall be governed by a Board of Directors. The Board of Directors shall delegate all management authority which can be delegated under the laws of the State of Minnesota to the Chief Executive Officer of this corporation.

4.2 The Board of Directors shall initially consist of six members whose names and addresses are as follows:

Robert Simonds	530 N. 3rd Street Mpls, MN 55401

Don Rose	37 Warren Street Salem, MA 01920-3132

Arthur Mann	The Tines Bldg., Suite 500 Suburban Square Ardmore, PA 19003

William G. Nowlin	1 Camp St. Cambridge, MA 02140

Marian Leighton Levy	1 Camp St. Cambridge, MA 02140

Ken Irwin	1 Camp St. Cambridge, MA 02140

Thereafter, the Board of Directors shall consist of the number of directors provided in the Bylaws of this corporation.

4.3 The Board of Directors may, from time to time, by the affirmative vote of a majority of its members present at a meeting, adopt, amend or repeal all or any of the Bylaws of this corporation subject to the power of the shareholders exercisable in the manner provided by law, to adopt, amend or repeal Bylaws adopted, amended or repealed by the Board of Directors: except that after the adoption of the initial Bylaws, the Board of Directors shell not adopt, amend or repeal a Bylaw fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the Board of Directors, or fixing the number of directors or their classifications, qualifications, or terms of office, but the Board of Directors may adopt or amend a Bylaw to increase the number of directors.

4.4 Any action required or permitted to be taken at a meeting of the Board of Directors may be taken by written action signed by the number of directors required to take the same action at a meeting of the Board of Directors at which all directors were present.

ARTICLE V

The name and address of the incorporator of this corporation is:

Steven K. Marden	Suite 2415 Foshay Tower Mpls, MN 55402

IN WITNESS WHEREOF, I have hereunto executed these Articles of Incorporation, this 20th day of January, 1993.

/s/ Steven K. Marden
-Incorporator

STATE OF MINNESOTA	)
	:	ss
COUNTY OF HENNEPIN	)

On this 20th day of January, 1994, before me, a notary public within and for ______ County, personally appeared Steven K. Marden, to me known to be the person named in and who executed the foregoing Articles of Incorporation, and who acknowledged that he executed the same as his free act and deed for the uses and purposes therein expressed.

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